Exhibit 10.5

2005 Compensation for Non-Employee Directors

Overview

The EDS Compensation Plan for Non-Employee Directors is designed to recognize and reward the important contributions you make as a board member in guiding and directing the company.

Your compensation as a non-employee Director is awarded as an all inclusive annual retainer. You can elect to receive the annual retainer as a lump-sum cash payment, as EDS equity, or you can elect to defer receipt of all or part of your annual retainer until after your service as an EDS Director has ended. You are encouraged to elect at least half of your compensation in equity, enabling you to reap the benefits of the decisions you make as an EDS Director, and more closely align your interests with those of our shareholders.

Payment is made at the beginning of each board year, typically at or following the annual shareholders’ meeting. If a non-employee Director is elected to EDS’ Board during the board year, he or she will receive prorated compensation upon election and will be allowed to choose the form of payment at that time.

Annual Retainer

Your annual retainer (or compensation) is determined as follows:

1.	Base Amount: You will receive an all inclusive base amount of $200,000 per board year, which compensates you for the day-to-day time and energy you spend supporting our shareholders and advising EDS management.

2.	Committee Chairperson Amount: You will receive an additional amount of $15,000 per board year if you serve as a chairperson for one of the board committees.

Payment Form

Your compensation can be delivered in any combination of the following forms of payment:

1.	Lump-Sum Cash Payment – You may receive your compensation as a lump-sum payment at the annual shareholders’ meeting.

2.	Restricted Shares of EDS Stock – You may choose to convert your compensation into restricted shares of EDS stock with a 110 percent face value. If this alternative is elected, the number of shares granted to you will be determined by multiplying the elected amount by 110 percent and then dividing that amount by the grant price. The grant price is determined by averaging the high and low trade price of EDS stock on May 2, 2005. Vesting occurs over three years, with one-third vesting each year on or about the anniversary of the grant date. Share value on the vesting date is taxable as income to you and will be reported annually on IRS Form 1099. Upon vesting, shares are held on account at American Stock Transfer & Trust Company (AST), the transfer agent for EDS. You will receive dividends (or dividend equivalents) on all of your vested and unvested restricted shares at the same time dividends are paid to shareholders.

3.	EDS Deferred Compensation Plan for Non-Employee Directors – You may elect to defer your compensation into the EDS Deferred Compensation Plan for Non-Employee Directors (“Plan”), which enables you to defer receipt of payment (and taxes) until after your service as an EDS Director has ended. In order to defer any compensation you earn as a non-employee Director for the 2005–2006 board year, your deferral election form must be returned to EDS on or before March 15, 2005. The Plan offers two accounts in which you may invest your deferred compensation: the Interest-Bearing Account and the Phantom Stock Account. You may choose to defer your compensation into either or both accounts.

•	Interest-Bearing Account: Deferrals into this account will be credited at 100 percent of the face value of the deferred compensation on May 2, 2005, and will earn interest that is compounded monthly and credited to the account on the last day of each month. The interest rate is an annual rate established by multiplying the Federal Long-term Rate in effect for January by 120 percent, and is adjusted each calendar year.

2005 Compensation for Non-Employee Directors

•	Phantom Stock Account: Deferrals into this account will be converted into phantom stock units of EDS common stock and will be credited at 110 percent of the face value of the deferred compensation. The number of phantom stock units credited to your account is determined using the average of the high and low trade price of EDS stock on May 2, 2005. Additional phantom stock units will be credited to your account representing dividend equivalents on your phantom stock units at the same time dividends are paid to shareholders.

Your account balance in the Plan will be distributed to you within 60 days after your service as an EDS Director has ended. You can elect the form of payment from one of the following distribution methods:

1.	lump-sum payment,

2.	three annual installments, or

3.	five annual installments.

Until December 31, 2005, you have a special one-time opportunity to make a final payment election. This payment election will apply to your entire Plan account balance, and it will revoke and supercede any previous payment elections you have filed. Once made, this election is irrevocable. Unless and until you make this final payment election on or before December 31, 2005, the form of payment election you currently have on file will remain in effect.

Stock Ownership Guidelines

Owning stock in EDS closely aligns your interests with those of our shareholders and allows you to reap the benefits of the value you help create. As a non-employee director, you are expected to achieve and maintain a stock ownership level equivalent to two times your Annual Retainer ($400,000 in total) during your board service. You have five years from the beginning of the 2004–2005 board year, or from your election to the board (whichever is later), to achieve this stock ownership level.

You have many ways to accumulate EDS equity. The value of your EDS equity holdings will include:

•	shares held outright

•	phantom stock units

•	restricted stock awards

•	in-the-money value of stock options

Your stock ownership status will be reviewed and reported to you each January.

Although these guidelines establish a minimum expectation of EDS stock ownership, you are encouraged to increase your EDS stock ownership beyond this guideline.

For Additional Information

If you have any questions please contact Michael E. Paolucci, Vice President, Global Compensation and Benefits, at 972 605 1646.